Exhibit 99.1

News Release
Contacts:
MEDIA: Mayura Hooper Charles Schwab Phone: 415-667-1525	INVESTORS/ANALYSTS: Jeff Edwards Charles Schwab Phone: 415-667-1524

SCHWAB ANNOUNCES EXECUTIVE TRANSITIONS

WESTLAKE, Texas, May 16, 2024 – The Charles Schwab Corporation today announced several executive transitions as part of the firm’s long-term succession planning strategy.

Peter Crawford, after a distinguished 22-year career with the firm, including serving as Chief Financial Officer since 2017, has decided to retire from Schwab following a planned transition period. Crawford will be succeeded by Mike Verdeschi who will join the firm on May 20 as a Managing Director and Deputy Chief Financial Officer. The firm expects to appoint Verdeschi as Chief Financial Officer (CFO) following the transition period with Crawford.

Effective June 28, 2024, Joe Martinetto will transition from his role as Chief Operating Officer to assume the role of Executive Chairperson of the Schwab Banks. Martinetto has served the firm, employees, and clients in multiple roles over the past 25-plus years, including roles as CFO and Treasurer. Most recently, he has successfully overseen the integration and conversion of former Ameritrade clients to Schwab – the largest integration in the history of the investment brokerage industry. Martinetto’s role will not be replaced at this time, and his duties will be assumed by other leaders at the firm.

Also, effective June 28, 2024, Bernie Clark will transition from Head of Advisor Services to an advisory role to the firm. For more than 25 years, Clark has served the firm, employees, and clients in multiple roles, ranging from leading the company’s retail service centers to serving as the head of Advisor Services for most of the past 15 years. Upon Clark’s transition, the company expects to name Jon Beatty, the current Chief Operating Officer of Advisor Services, to assume the role of Head of Advisor Services and join the firm’s Executive Council. Concurrently, Schwab expects to name Tom Bradley as Chief Client Officer for the Advisor Services business, reporting to Beatty. Bradley is currently a Managing Director for Advisor Services.

Walt Bettinger, Co-Chairman and Chief Executive Officer said, “Over the course of a business career as long as mine, I’ve been blessed with the opportunity to serve with many exceptionally talented, dedicated people of high character and integrity who have been my closest colleagues. Without a doubt, Peter Crawford, Joe Martinetto, and Bernie Clark are three of those people. Peter’s leadership has been central to Schwab’s evolution as one of the nation’s largest investment services firms. His deep understanding of our business and strategy has positioned us for continued, long-term success, and his willingness to remain with us to ensure a smooth transition is evidence of his leadership. We are also fortunate to have a seasoned executive with Mike Verdeschi’s experience join us to lead our disciplined approach to financial and balance sheet management as we lay the groundwork for Schwab’s continued growth and success.”

Mr. Bettinger continued, “Joe Martinetto is a uniquely talented individual. Anyone who interacts with him quickly realizes his knowledge of the firm, the markets, finances, and the regulatory world is unmatched. I’m grateful for the extraordinary work Joe has done over the past four years overseeing the integration of Ameritrade with Schwab and thrilled that Joe will continue serving as Executive Chairperson of the Schwab Banks.”

Mr. Bettinger closed by sharing, “Recently, Bernie Clark came to me and suggested that with the Ameritrade integration for advisors complete, and the exceptionally sound footing of the Advisor Services business at Schwab, it was time to make a transition in his duties at the firm. His impact on the independent investment advisor industry is arguably unmatched, leading the industry from its infancy to become one of the fastest growing segments of the investment services world. He has also mentored and developed a strong bench of leaders, including Jon Beatty and Tom Bradley, who share his passion for the industry and will continue to deliver on our commitments to the independent investment advisors we serve. I’m pleased that Bernie will continue to serve in an executive advisory position offering his wisdom and counsel to me personally, as well as the entire leadership team.”

Verdeschi will immediately assume responsibility for the company’s treasury and controller functions, as well as financial planning and analysis. He was most recently Treasurer of Citigroup, where he spent over 30 years. During his tenure at Citigroup, Verdeschi held leadership positions in finance, treasury, and product with increasing levels of responsibility at the firm, including previously serving as Treasurer, Chief Investment Officer and Head of Rates Portfolio Management. He holds a Bachelor of Business Administration and a Master of Business Administration, both from Iona University.

Beatty has worked at Schwab for more than 20 years, all in roles supporting the growth and success of independent investment advisors. He has served as a member of the Advisor Services leadership team for more than 10 years and is currently the business’ Chief Operating Officer. Bradley joined Schwab and the Advisor Services leadership team shortly after the announcement of the acquisition of Ameritrade in early 2020. Prior to joining the company, he served in various independent advisor and retail leadership roles at Ameritrade.

Forward-Looking Statements

This press release contains forward-looking statements, which reflect management’s expectations as of the date hereof. Achievement of these expectations and objectives is subject to risks and uncertainties that could cause actual results to differ materially. Important factors that may cause such differences are described in the company’s most recent reports on Form 10-K and Form 10-Q, which have been filed with the Securities and Exchange Commission and are available on the company’s website (https://www.aboutschwab.com/financial-reports) and on the Securities and Exchange Commission’s website (https://www.sec.gov). The company makes no commitment to update any forward-looking statements.

About Charles Schwab

The Charles Schwab Corporation (NYSE: SCHW) is a leading provider of financial services, with 34.8 million active brokerage accounts, 5.2 million workplace plan participant accounts, 1.8 million banking accounts, and $8.52 trillion in client assets. Through its operating subsidiaries, the company provides a full range of wealth management, securities brokerage, banking, asset management, custody, and financial advisory services to individual investors and independent investment advisors. Its broker-dealer subsidiaries, Charles Schwab & Co., Inc., TD Ameritrade, Inc., and TD Ameritrade Clearing, Inc., (members SIPC, https://www.sipc.org), and their affiliates offer a complete range of investment services and products including an extensive selection of mutual funds; financial planning and investment advice; retirement plan and equity compensation plan services; referrals to independent, fee-based investment advisors; and custodial, operational and trading support for independent, fee-based investment advisors through Schwab Advisor Services. Its primary banking subsidiary, Charles Schwab Bank, SSB (member FDIC and an Equal Housing Lender), provides banking and lending services and products. More information is available at https://www.aboutschwab.com. TD Ameritrade, Inc. and TD Ameritrade Clearing, Inc. are separate but affiliated companies and subsidiaries of TD Ameritrade Holding LLC. TD Ameritrade Holding LLC is a wholly owned subsidiary of The Charles Schwab Corporation. TD Ameritrade is a trademark jointly owned by TD Ameritrade IP Company, Inc. and The Toronto-Dominion Bank.